EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in Registration Statement No 333-141109 on Form S-8 of our reports dated May 6, 2008, with respect to the consolidated balance sheets of Veolia Environnement and subsidiaries as of December 31, 2007, 2006 and 2005 and the related consolidated statements of income, cash-flows and recognized income and expenses for each of the years in the three-year period ended December 31, 2007 and with respect to the effectiveness of internal control over financial reporting which reports appear in this Annual Report on Form 20-F of Veolia Environnement and subsidiaries for the year ended December 31, 2007.

Paris la Défense and Neuilly-sur-Seine, May 6, 2008.

KPMG AUDIT A division of KPMG SA		ERNST & YOUNG et Autres

Jay Nirsimloo	Baudouin Griton	Patrick Gounelle	Jean Bougnot